Exhibit 99.1
Caesars Entertainment, Inc. Reports First Quarter 2023 Results

LAS VEGAS and RENO, Nev. (May 2, 2023) – Caesars Entertainment, Inc., (NASDAQ: CZR) (“Caesars,” “CZR,” “CEI” or “the Company”) today reported operating results for the first quarter ended March 31, 2023.
First Quarter 2023 and Recent Highlights:
•GAAP net revenues of $2.8 billion versus $2.3 billion for the comparable prior-year period.
•GAAP net loss of $136 million compared to net loss of $680 million for the comparable prior-year period.
•Same-store Adjusted EBITDA of $958 million versus $296 million for the comparable prior-year period.
◦Same-store Adjusted EBITDA, excluding our Caesars Digital segment, of $962 million versus $850 million for the comparable prior-year period.
◦Caesars Digital same-store Adjusted EBITDA of $(4) million versus $(554) million for the comparable prior-year period.
Tom Reeg, Chief Executive Officer of Caesars Entertainment, Inc., commented, “We delivered another strong quarter led by a new Q1 Adjusted EBITDA record in Las Vegas. Results in our regional segment remained consistent with prior quarters especially when excluding the impact of bad weather in northern Nevada during the quarter. Our digital segment was nearly break even in the quarter despite launching operations in Ohio and Massachusetts.”
First Quarter 2023 Financial Results Summary and Segment Information
After considering the effects of our acquisitions and completed divestitures, the following tables present adjustments to net revenues, net income (loss) and Adjusted EBITDA as reported, in order to reflect a same-store basis:

Net Revenues
	Three Months Ended March 31,
(In millions)	2023	2022	2022 Adj.(a)	Adj. 2022 Total	% Change
Las Vegas	$1,131	$914	$—	$914	23.7%
Regional	1,389	1,363	(4)	1,359	2.2%
Caesars Digital	238	(53)	—	(53)	*
Managed and Branded	69	66	—	66	4.5%
Corporate and Other	3	2	—	2	50.0%
Caesars	$2,830	$2,292	$(4)	$2,288	23.7%

Net Income (Loss)
	Three Months Ended March 31,
(In millions)	2023	2022	2022 Adj.(a)	Adj. 2022 Total	% Change
Las Vegas	$293	$168	$—	$168	74.4%
Regional	75	124	—	124	(39.5)%
Caesars Digital	(32)	(576)	—	(576)	94.4%
Managed and Branded	19	(211)	229	18	5.6%
Corporate and Other	(491)	(185)	—	(185)	(165.4)%
Caesars	$(136)	$(680)	$229	$(451)	69.8%

Adjusted EBITDA (b)
	Three Months Ended March 31,
(In millions)	2023	2022	2022 Adj.(a)	Adj. 2022 Total	% Change
Las Vegas	$533	$400	$—	$400	33.3%
Regional	448	459	—	459	(2.4)%
Caesars Digital	(4)	(554)	—	(554)	99.3%
Managed and Branded	19	20	—	20	(5.0)%
Corporate and Other	(38)	(29)	—	(29)	(31.0)%
Caesars	$958	$296	$—	$296	*
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*Not meaningful
(a)Adjustment for pre-disposition results of operations reflecting the subtraction of results of operations for Belle of Baton Rouge and discontinued operations of William Hill International prior to divestiture, for the relevant periods. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors for the periods presented. The additional financial information is included to enable the comparison of current results with results of prior periods.
(b)Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to net income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

Balance Sheet and Liquidity
As of March 31, 2023, Caesars had $13.2 billion in aggregate principal amount of debt outstanding. Total cash and cash equivalents were $965 million, excluding restricted cash of $258 million.

(In millions)	March 31, 2023	December 31, 2022
Cash and cash equivalents	$965	$1,038

Bank debt and loans	$3,906	$5,836
Notes	9,200	7,200
Other long-term debt	49	49
Total outstanding indebtedness	$13,155	$13,085

Net debt	$12,190	$12,047

As of March 31, 2023, our cash on hand and revolving borrowing capacity was as follows:

(In millions)	March 31, 2023
Cash and cash equivalents	$965
Revolver capacity (a)	2,220
Revolver capacity committed to letters of credit	(82)
Available revolver capacity committed as regulatory requirement	(48)
Total	$3,055
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(a)Revolver capacity includes $2.25 billion under our CEI Revolving Credit Facility, as amended, maturing in January 2028, less $40 million reserved for specific purposes, and $10 million under our Baltimore Revolving Credit Facility, as amended, maturing in July 2023.
“On May 1st we fully redeemed the $400 million Caesars Forum Convention Center mortgage note due 2025 resulting in over $32 million in annual interest expense savings. We continue to target a third consecutive year of $1 billion of permanent debt reduction. We ended the quarter with total net leverage as calculated under our bank credit facility of 4.2x as of March 31, 2023,” said Bret Yunker, Chief Financial Officer.
Reconciliation of GAAP Measures to Non-GAAP Measures
Adjusted EBITDA (described below), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding our ongoing operating results. Management has historically used Adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of our core operating results and as a means to evaluate period-to-period results. Adjusted EBITDA represents net income (loss) before interest income and interest expense, net of interest capitalized, (benefit) provision for income taxes, depreciation and amortization, (gain) loss on investments and marketable securities, stock-based compensation, impairment charges, equity in (income) loss of unconsolidated affiliates, (gain) loss on the sale or disposal of property and equipment, changes in the fair value of certain derivatives, and transaction costs associated with our acquisitions and divestitures such as (gain) loss on sale, sign-on and retention bonuses, severance expense, business integration and optimization costs, contract exit or termination costs, and certain litigation awards or regulatory settlements. Adjusted EBITDA also excludes the expense associated with certain of our leases as these transactions were accounted for as financing obligations and the associated expense is included in interest expense. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). It is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, payments under our leases with affiliates of GLPI and VICI Properties, Inc. and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.
Conference Call Information
The Company will host a conference call to discuss its results on May 2, 2023 at 2 p.m. Pacific Time, 5 p.m. Eastern Time. Participants may register for the call approximately 15 minutes before the call start time by visiting the following website at https://register.vevent.com/register/BIf6372941e9b545c29f85f1fc0aed6082.
Once registered, participants will receive an email with the dial-in number and unique PIN number to access the live event. The call will also be accessible on the Investor Relations section of Caesars Entertainment’s website at https://investor.caesars.com.
About Caesars Entertainment, Inc.
Caesars Entertainment, Inc. (NASDAQ: CZR) is the largest casino-entertainment company in the US and one of the world’s most diversified casino-entertainment providers. Since its beginning in Reno, NV, in 1937, Caesars Entertainment, Inc. has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment, Inc.’s resorts operate primarily under the Caesars®, Harrah’s®, Horseshoe®, and Eldorado® brand names. Caesars Entertainment, Inc. offers diversified gaming, entertainment and hospitality amenities, one-of-a-kind destinations, and a full suite of mobile and online gaming and sports betting experiences. All tied to its industry-leading Caesars Rewards loyalty program, the company focuses on building value with its guests through a unique combination of impeccable service, operational excellence and technology leadership. Caesars is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. To review our latest CSR report, please visit www.caesars.com/corporate-social-responsibility/csr-reports. Know When To Stop Before You Start.® Gambling Problem? Call 1-800-522-4700. For more information, please visit www.caesars.com/corporate.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. These risks and uncertainties include: (a) impacts of economic and market conditions; (b) our ability to successfully operate our digital betting and iGaming platform and expand its user base; (c) risks associated with our leverage and our ability to reduce our leverage; (d) the effects of competition on our business and results of operations; (e) the effects of inflation, supply chain constraints and continuing impacts of COVID-19; and (f) additional factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Reports on Form 10-K and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements.
In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.
Source: Caesars Entertainment, Inc.; CZR
Investor Relations: Brian Agnew, bagnew@caesars.com; Charise Crumbley, ccrumbley@caesars.com, 800-318-0047
Media Relations: Kate Whiteley, kwhiteley@caesars.com

CAESARS ENTERTAINMENT, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(In millions, except per share data)	2023	2022
REVENUES:
Casino	$1,585	$1,292
Food and beverage	427	339
Hotel	503	383
Other	315	278
Net revenues	2,830	2,292
EXPENSES:
Casino	828	1,064
Food and beverage	251	202
Hotel	137	115
Other	107	88
General and administrative	509	499
Corporate	79	69
Depreciation and amortization	300	300
Transaction and other costs, net	16	(35)
Total operating expenses	2,227	2,302
Operating income (loss)	603	(10)
OTHER EXPENSE:
Interest expense, net	(594)	(552)
Loss on extinguishment of debt	(197)	—
Other income	3	4
Total other expense	(788)	(548)
Loss from continuing operations before income taxes	(185)	(558)
Benefit for income taxes	49	107
Loss from continuing operations, net of income taxes	(136)	(451)
Discontinued operations, net of income taxes	—	(229)
Net loss	(136)	(680)
Net (income) loss attributable to noncontrolling interests	—	—
Net loss attributable to Caesars	$(136)	$(680)

Net loss per share - basic and diluted:
Basic loss per share from continuing operations	$(0.63)	$(2.11)
Basic loss per share from discontinued operations	—	(1.07)
Basic loss per share	$(0.63)	$(3.18)
Diluted loss per share from continuing operations	$(0.63)	$(2.11)
Diluted loss per share from discontinued operations	—	(1.07)
Diluted loss per share	$(0.63)	$(3.18)
Weighted average basic shares outstanding	215	214
Weighted average diluted shares outstanding	215	214

CAESARS ENTERTAINMENT, INC.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO CAESARS TO ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended March 31,
(In millions)	2023	2022
Net loss attributable to Caesars	$(136)	$(680)
Discontinued operations, net of income taxes	—	229
Benefit for income taxes	(49)	(107)
Other income	(3)	(4)
Loss on extinguishment of debt	197	—
Interest expense, net	594	552
Depreciation and amortization	300	300
Transaction costs and other, net (a)	28	(19)
Stock-based compensation expense	27	25
Adjusted EBITDA	$958	$296
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(a)Transaction costs and other, net for the three months ended March 31, 2023 primarily includes pre-opening costs in connection with new property openings, professional services for integration activities and non-cash changes in equity method investments. Transaction and other costs, net for the three months ended March 31, 2022 primarily represents a gain resulting from insurance proceeds received in excess of the respective carrying value of the assets damaged at Lake Charles by Hurricane Laura.